EXHIBIT 21.1
                           SUBSIDIARIES OF THE COMPANY



Motient Holdings Inc.


Motient Communications Inc.


Motient Services Inc.


Motient License Inc.


MVH Holdings Inc.


Motient Ventures Holdings Inc.


TerreStar Networks Inc.


TerreStar Global Ltd.